Exhibit 99.1

Investor Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2016 Third-Quarter Results

ATLANTA, GA — December 6, 2016 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $2.0 billion for the third quarter of fiscal 2016 ended October 30, 2016, an increase of $66 million, or 3.4 percent, as compared to the third quarter of fiscal 2015.

“We delivered growth and solid cash conversion in the third quarter and are focused on building momentum for the 2017 selling season,” stated Joe DeAngelo, Chairman and CEO of HD Supply.

Gross profit increased $35 million, or 5.4 percent, to $683 million for the third quarter of fiscal 2016 as compared to $648 million for the third quarter of fiscal 2015. Gross profit was 34.0 percent of Net sales for the third quarter of fiscal 2016, up approximately 60 basis points from 33.4 percent of Net sales for third quarter of fiscal of 2015.

Operating income increased $4 million, or 1.8 percent, to $231 million for the third quarter of fiscal 2016 as compared to $227 million for the third quarter of fiscal 2015. Operating income as a percentage of Net sales was 11.5 percent for the third quarter of fiscal 2016, decreasing approximately 20 basis points from 11.7 percent for the third quarter of fiscal 2015.

Net income decreased $190 million, or 76.0 percent, to $60 million for the third quarter of fiscal 2016 as compared to $250 million for the third quarter of fiscal 2015. Net income per diluted share decreased $0.94 or 75.8 percent to $0.30 for the third quarter of fiscal 2016, as compared to $1.24 for the third quarter of fiscal 2015. Net income in the third quarter of fiscal 2016 included a $59 million loss incurred as a result of the extinguishment of debt. Net income in the third quarter of fiscal 2015 included a $186 million pre-tax gain from the sale of the Power Solutions business and an $100 million loss incurred as a result of the extinguishment of debt.

Adjusted EBITDA increased $1 million, or 0.4 percent, to $264 million for the third quarter of fiscal 2016 as compared to $263 million for the third quarter of fiscal 2015. Adjusted EBITDA as a percentage of Net sales was 13.1 percent for the third quarter of fiscal 2016, decreasing approximately 40 basis points from 13.5 percent for the third quarter of fiscal 2015.

Adjusted net income increased $37 million, or 28.2 percent, to $168 million for the third quarter of fiscal 2016 as compared to $131 million for the third quarter of fiscal 2015.  Adjusted net income per diluted share was $0.83 for the third quarter of fiscal 2016, as compared to $0.65 for the third quarter of fiscal 2015.

As of October 30, 2016, HD Supply’s combined liquidity of approximately $873 million was comprised of $146 million in cash and cash equivalents and $727 million of additional available borrowings under HD Supply, Inc.’s senior asset-backed lending facility, based on qualifying inventory and receivables.

For the third quarter of fiscal 2016, the ratio of Net debt(1) to Adjusted EBITDA was 4.3 times.

Business Unit Performance

Facilities Maintenance

Net sales increased $8 million, or 1.1 percent, to $724 million for the third quarter of fiscal 2016, as compared to $716 million for the third quarter of fiscal 2015.  Adjusted EBITDA decreased $9 million, or 6.0 percent, to $140 million for the third quarter of fiscal 2016 as compared to $149 million for the third quarter of fiscal 2015.  Adjusted EBITDA as a percentage of Net sales was 19.3 percent for the third quarter of fiscal 2016, decreasing approximately 150 basis points from 20.8 percent for the third quarter of fiscal 2015.

Waterworks

Net sales increased $28 million, or 4.0 percent, to $733 million for the third quarter of fiscal 2016, as compared to $705 million for the third quarter of fiscal 2015.  Adjusted EBITDA increased $4 million, or 5.7 percent, to $74 million for the third quarter of fiscal 2016 as compared to $70 million for the third quarter of fiscal 2015.  Adjusted EBITDA as a percentage of Net sales was 10.1 percent for the third quarter of fiscal 2016, up approximately 20 basis points from 9.9 percent for the third quarter of fiscal 2015.

Construction & Industrial — White Cap

Net sales increased $27 million, or 5.7 percent, to $499 million for the third quarter of fiscal 2016, as compared to $472 million for the third quarter of fiscal 2015.  Adjusted EBITDA increased $9 million, or 17.6 percent, to $60 million for the third quarter of fiscal 2016 as compared to $51 million for the third quarter of fiscal 2015.  Adjusted EBITDA as a percentage of Net sales was 12.0 percent for the third quarter of fiscal 2016, up approximately 120 basis points from 10.8 percent for the third quarter of fiscal 2015.

Third-Quarter Monthly Sales Performance

Net sales for August, September and October of fiscal 2016 were $639 million, $603 million and $766 million, respectively.  There were 20 selling days in August, 19 selling days in September and 25 selling days in October.  Average year-over-year daily sales growth for August, September and October of fiscal 2016 was 2.3 percent, 3.7 percent and 4.1 percent, respectively.

Capital Structure Activities

On October 17, 2016, the company redeemed all of its outstanding $1,275 million 7.50% Senior Notes due 2020 using proceeds from the completion of an amendment to the Senior Secured Term Loan Facility which included the issuance of a new tranche of term loans in the aggregate principal amount of $550 million together with $263 million of cash on hand and $510 million of borrowings under the Senior Asset Based Lending Facility.  The redemption amount included approximately $48 million of call premium.  The reduction in future cash interest is expected to be approximately $65 million annually.

Preliminary November Sales Results

Preliminary Net sales in November were approximately $526 million, which represents year-over-year average daily sales growth of approximately 2.3 percent.  Preliminary November year-over-year average daily sales growth by business was Facilities Maintenance approximately 0.9 percent, Waterworks approximately 2.9 percent and Construction & Industrial approximately 3.8 percent.  There were 18 selling days in November 2016 and 18 selling days in November 2015.

(1)  Net Debt: Total of Long Term debt and Current installments of long-term debt, less cash and cash equivalents.

Fourth-Quarter 2016 Outlook

For our fourth quarter 2016, we anticipate Net sales to be in the range of $1,605 million and $1,665 million, Adjusted EBITDA(2) in the range of $160 million and $175 million and Adjusted net income per diluted share(2) in the range of $0.38 and $0.46.  Our Adjusted net income per diluted share range assumes a fully diluted weighted average share count of approximately 202 million.  At the mid-point of the ranges, our fourth-quarter Net sales and Adjusted EBITDA translate into approximately 3 percent growth and 1 percent growth respectively, versus prior year.

The company will provide further specifics on its end market, the fourth quarter 2016 outlook, and the fiscal year 2017 outlook during the third quarter fiscal 2016 earnings conference call and in the earnings call presentation materials.

Fiscal 2016 Third-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Tuesday December 6th, 2016 at 8:00 a.m. (Eastern Time) to discuss its third-quarter fiscal 2016 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of Net income with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income (loss), Adjusted net income per diluted share and Net Debt. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share referred to in this press release is included below under “Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, infrastructure and specialty construction sectors. Through approximately 500 locations across 48 states and six Canadian provinces, the company’s approximately 14,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements and Preliminary Results

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are based on management’s beliefs and assumptions and information currently available to management and are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future results, and that actual results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those “Risk factors” in our annual report on Form 10-K, for the fiscal year ended January 31, 2016, filed on March 18, 2016 and those described from time to time in our, and HD Supply, Inc.’s, other filings with the U.S. Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to

(2)  No reconciliation of the forecasted range for Adjusted EBITDA to Net income or Income from Continuing Operations and Adjusted net income per diluted share to Net income per diluted share or Income from Continuing Operations per diluted share for the fourth quarter of fiscal 2016 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Estimates for Net sales, Adjusted EBITDA and Adjusted net income per diluted share are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end adjustments. Any variation between HD Supply’s actual results and the preliminary financial data set forth above may be material.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Amounts in millions, except share and per share data, Unaudited

	Three Months Ended		Nine Months Ended
	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015
Net Sales	$2,008	$1,942	$5,805	$5,539
Cost of sales	1,325	1,294	3,833	3,684
Gross Profit	683	648	1,972	1,855
Operating expenses:
Selling, general and administrative	424	391	1,239	1,164
Depreciation and amortization	24	26	71	81
Restructuring	4	4	16	4
Total operating expenses	452	421	1,326	1,249
Operating Income	231	227	646	606
Interest expense	65	99	219	311
Loss on extinguishment & modification of debt	59	100	174	100
Other (income) expense, net	—	—	—	1
Income from Continuing Operations Before Provision (Benefit) for Income Taxes	107	28	253	194
Provision (benefit) for income taxes	43	13	101	(159)
Income from Continuing Operations	64	15	152	353
Income from discontinued operations, net of tax	(4)	235	(8)	248
Net Income	$60	$250	$144	$601
Other comprehensive income — foreign currency translation adjustment	(1)	18	1	16
Total Comprehensive Income	$59	$268	$145	$617

Weighted Average Common Shares Outstanding (thousands)
Basic	199,593	197,529	199,217	196,589
Diluted	202,007	201,546	201,786	201,354

Basic Earnings Per Share(1):
Income from Continuing Operations	$0.32	$0.08	$0.76	$1.80
Income (loss) from Discontinued Operations	$(0.02)	$1.19	$(0.04)	$1.26

Net Income	$0.30	$1.27	$0.72	$3.06
Diluted Earnings Per Share(1):
Income from Continuing Operations	$0.32	$0.07	$0.75	$1.75
Income (loss) from Discontinued Operations	$(0.02)	$1.17	$(0.04)	$1.23

Net Income	$0.30	$1.24	$0.71	$2.98

(1)May not foot due to rounding.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, Unaudited

	October 30, 2016	January 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$146	$269
Receivables, less allowance for doubtful accounts of $14 and $13	1,103	872
Inventories	888	770
Current assets of discontinued operations	—	43
Other current assets	39	29
Total current assets	2,176	1,983
Property and equipment, net	316	310
Goodwill	2,869	2,869
Intangible assets, net	116	127
Deferred tax asset	592	685
Non-current assets of discontinued operations	—	20
Other assets	18	22
Total assets	$6,087	$6,016
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$681	$490
Accrued compensation and benefits	124	142
Current installments of long-term debt	14	9
Current liabilities of discontinued operations	—	30
Other current liabilities	175	200
Total current liabilities	994	871
Long-term debt, excluding current installments	4,083	4,302
Non-current liabilities of discontinued operations	—	1
Other liabilities	108	98
Total liabilities	5,185	5,272
Stockholders’ equity:
Common stock, par value $0.01; 1 billion shares authorized; 201.1 million and 200.1 million shares issued and outstanding at October 30, 2016 and January 31, 2016, respectively	2	2
Paid-in capital	3,948	3,909
Accumulated deficit	(3,021)	(3,150)
Accumulated other comprehensive loss	(15)	(16)
Treasury stock, at cost, 0.34 and 0.06 million shares at October 30, 2016 and January 31, 2016, respectively	(12)	(1)
Total stockholders’ equity	902	744
Total liabilities and stockholders’ equity	$6,087	$6,016

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, Unaudited

	Nine Months Ended
	October 30, 2016	November 1, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$144	$601
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization	76	106
Provision for uncollectibles	5	5
Non-cash interest expense	13	18
Payments of discounts upon extinguishment of debt	—	(12)
Loss on extinguishment & modification of debt	174	100
Stock-based compensation expense	15	14
Deferred income taxes	93	(15)
(Gain) loss on sales of businesses, net	7	(186)
Other	(2)	(2)
Changes in assets and liabilities, net of the effects of acquisitions & dispositions:
(Increase) decrease in receivables	(236)	(248)
(Increase) decrease in inventories	(119)	(124)
(Increase) decrease in other current assets	—	4
Increase (decrease) in accounts payable and accrued liabilities	134	93
Increase (decrease) in other long-term liabilities	—	(181)
Net cash provided by operating activities	304	173
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(59)	(61)
Proceeds from sales of property and equipment	2	2
Proceeds from sales of businesses	28	810
Net cash provided by (used in) investing activities	(29)	751
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee benefit plans	23	55
Purchase of treasury shares	(24)	(51)
Borrowings of long-term debt	1,547	287
Repayments of long-term debt	(2,435)	(1,150)
Borrowings on long-term revolver debt	510	784
Repayments on long-term revolver debt	—	(850)
Debt issuance and modification costs	(19)	(6)
Other financing activities	(1)	1
Net cash provided by (used in) financing activities	(399)	(930)
Effect of exchange rates on cash and cash equivalents	1	(2)
Increase (decrease) in cash and cash equivalents	$(123)	$(8)
Cash and cash equivalents at beginning of period	269	85
Cash and cash equivalents at end of period	$146	$77

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, Unaudited

	Facilities Maintenance	Waterworks	Construction & Industrial — White Cap	Corporate & Other	Total Continuing Operations
Three Months Ended October 30, 2016
Net sales	$724	$733	$499	$52	$2,008
Adjusted EBITDA	140	74	60	(10)	264
Depreciation(1) & Software Amortization	8	2	6	5	21
Other Intangible Amortization	1	1	1	1	4
Three Months Ended November 1, 2015
Net sales	$716	$705	$472	$49	$1,942
Adjusted EBITDA	149	70	51	(7)	263
Depreciation(1) & Software Amortization	11	3	6	4	24
Other Intangible Amortization	1	1	1	1	4
Nine Months Ended October 30, 2016
Net sales	$2,142	$2,071	$1,435	$157	$5,805
Adjusted EBITDA	425	192	163	(28)	752
Depreciation(1) & Software Amortization	23	7	20	14	64
Other Intangible Amortization	4	2	1	4	11
Nine Months Ended November 1, 2015
Net sales	$2,084	$1,977	$1,334	$144	$5,539
Adjusted EBITDA	427	181	130	(29)	709
Depreciation(1) & Software Amortization	34	8	19	13	74
Other Intangible Amortization	4	2	1	4	11

(1)         Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

Adjusted EBITDA and Adjusted net income are not recognized terms under GAAP and do not purport to be alternatives to Net income as a measure of operating performance. We present Adjusted EBITDA and Adjusted net income because each is a primary measure used by management to evaluate operating performance. In addition, we present Adjusted net income to measure our overall profitability as we believe it is an important measure of our performance. We believe the presentation of Adjusted EBITDA and Adjusted net income enhances investors’ overall understanding of the financial performance of our business.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) depreciation and amortization and further adjusted to exclude loss on extinguishment of debt, non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

Adjusted net income is defined as Net income less Income (loss) from discontinued operations, net of tax, further adjusted for loss on extinguishment of debt, certain non-cash, non-recurring or unusual items, net of tax.

We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income and Income from Continuing Operations, the most directly comparable financial measures under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Nine Months Ended
	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015
Net income	$60	$250	$144	$601
Less income (loss) from discontinued operations, net of tax	(4)	235	(8)	248
Income from continuing operations	64	15	152	353
Interest expense, net	65	99	219	311
Provision (benefit) for income taxes (1)	43	13	101	(159)
Depreciation and amortization (2)	25	28	75	85
Loss on extinguishment & modification of debt (3)	59	100	174	100
Restructuring charges (4)	4	4	16	4
Stock-based compensation	4	4	15	14
Costs related to public offerings (5)	—	—	—	1
Adjusted EBITDA	$264	$263	$752	$709

(1)         During the nine months ended November 1, 2015, the Company recorded a reduction in unrecognized tax benefits as a result of IRS and state audit settlements. See “Note 5, Income Taxes” in our quarterly report on Form 10-Q for the quarterly period ended October 30, 2016.

(2)         Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(3)         Represents the loss on extinguishment of debt including the premium paid to redeem the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(4)         Represents the costs incurred for strategic alignment of our workforce. These costs include severance, relocation costs and other related costs.

(5)         Represents the costs expensed in connection with secondary offerings of Holdings’ common stock by certain of Holdings’ stockholders.

Adjusted Net Income

The following table presents a reconciliation of Net income and Income from Continuing Operations, the most directly comparable financial measures under U.S. GAAP, to Adjusted net income for the periods presented (amounts in millions):

	Three Months Ended		Nine Months Ended
	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015
Net income	$60	$250	$144	$601
Less income (loss) from discontinued operations, net of tax	(4)	235	(8)	248
Income from continuing operations	64	15	152	353
Plus: Provision (benefit) for income taxes (1)	43	13	101	(159)
Less: Cash income taxes	(6)	(5)	(12)	(14)
Plus: Amortization of acquisition-related intangible assets (other than software)	4	4	11	11
Plus: Loss on extinguishment & modification of debt (2)	59	100	174	100
Restructuring charges (3)	4	4	16	4
Costs related to public offerings (4)	—	—	—	1
Adjusted Net Income	$168	$131	$442	$296

Diluted weighted average common shares outstanding	202,007	201,546	201,786	201,354
Adjusted net income per share — diluted	$0.83	$0.65	$2.19	$1.47

(1)         During the nine months ended November 1, 2015, the Company recorded a reduction in unrecognized tax benefits as a result of IRS and state audit settlements. See “Note 5, Income Taxes” in our quarterly report on Form 10-Q for the quarterly period ended October 30, 2016.

(2)         Represents the loss on extinguishment of debt including the premium paid to redeem the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(3)         Represents the costs incurred for strategic alignment of our workforce. These costs include severance, relocation costs and other related costs.

(4)         Represents the costs expensed in connection with secondary offerings of Holdings’ common stock by certain of Holdings’ stockholders.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the fourth quarter of fiscal 2016 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.